Exhibit 10.10

SEPARATION AGREEMENT

In consideration of the execution of this Separation Agreement (the “Agreement”), and for other good and valuable consideration, Consolidated Communications, Inc. (the “Company”) and Steven L. Childers (the “Executive”) agree to the following terms and conditions.

The Executive understands that December 31, 2022 (the “Separation Date”) will be his last day of employment with the Company.  Should the Executive terminate employment with the Company for any reason prior to the Separation Date, this Agreement shall be null and void, and the separation benefits described in Section 1(b)-(g) shall not be payable.

1.Separation Benefits.  The Company agrees that the Executive will, upon execution of this Agreement and continued employment through the Separation Date, and upon execution of the Release and expiration of the Release revocation period as described in Section 4 hereof, receive the benefits described below:

(a)A lump sum payment equal to all accrued but unpaid base salary through the Separation Date.

A lump sum payment equal to $600,000.00, representing one and one-half (1½) times the amount of the Executive’s current base salary ($400,000.00).

A lump sum payment equal to $438,000.00, representing one and one-half (1½) times the amount of the annual amounts payable to Executive under the cash-based bonus plan in which Executive participates ($292,000, representing 73% of Executive’s current base salary).

A lump sum payment equal to $292,000.00 representing the cash-based incentive bonus payment at 100% of target for fiscal year ended 2022. (This payment is in lieu of any payment under the Company’s annual cash bonus plan for 2022.)

Treatment of outstanding equity awards as follows:

Accelerated vesting of those certain outstanding restricted stock awards (RSAs) and target number of performance stock awards (PSAs) granted to the Executive under the Company’s Amended and Restated Long-Term Incentive Plan (“LTIP”) and identified in Column A of Exhibit A attached to this Agreement.

The immediate forfeiture of all other outstanding RSAs or PSAs (or portions thereof), including those identified in Column B of Exhibit A.

The Company and the Executive agree that the RSAs and PSAs described in Section 1(e)(i)-(ii) are the only outstanding awards granted to the

Executive under the LTIP, and any other awards granted to the Executive are hereby forfeited to the Company for no consideration.

The Company will continue to subsidize the Executive’s coverage under welfare benefit plans maintained or contributed to by the Company, including, but not limited to a plan that provides applicable health (including dental and vision), life, accident or disability benefits or insurance, or similar coverage at the employee rate, consistent with the coverage which the Executive maintained as an active employee as of the Separation Date, through June 30, 2024.

The Executive understands that after June 30, 2024, he (and his covered eligible spouse and dependents) may elect to continue dental and vision insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  The Company will provide the Executive with notice of applicable COBRA rights.

Any business expenses properly incurred by the Executive prior to the Separation Date will be reimbursed in accordance with the Company’s expense reimbursement policy.  The Executive’s final paycheck will also include payment for any vacation time that is accrued but unused as of the Separation Date.  The Executive shall continue to be eligible for indemnification by the Company to the extent provided to other former executives of the Company under any indemnification agreement, policy of insurance obtained by the Company or as may be required by the Company’s Certificate of Incorporation, its Bylaws or Delaware law.  The Executive acknowledges that all of his other employee benefits will terminate on the Separation Date, the last day of his employment, except as elsewhere herein specifically provided.

2.Adequacy of Consideration.  The Executive understands that the payment of the benefits hereunder and the other consideration provided by the Company under this Agreement are not an admission of the Company’s liability.  The Executive further understands that payment of the separation benefits constitute valid and sufficient consideration for this Agreement and the Release.  In further consideration of the separation benefits hereunder, the parties acknowledge and agree that the Employment Security Agreement (the “ESA”) previously entered into by and between the Executive and Consolidated Communications Holdings, Inc., the parent of the Company, shall hereby terminate as of the Separation Date, except with respect to the non-compete and non-solicitation restrictive covenants in Section 8 and the confidentiality provisions of Section 9 thereof which shall continue under the terms of the ESA, and the Executive shall not be entitled to any other rights or benefits under the ESA.

3.Consulting Services.  As further consideration for the separation benefits hereunder, the Company has agreed to engage and hereby engages the Executive, and the Executive hereby accepts such engagement, as an independent contractor to perform and provide the services described in this Section 3.  The services to be rendered by the Executive pursuant to this Agreement (the “Services”) shall consist of such consulting services as the board of directors of the Company or of its parent entity (the “Board”), or the Chief Executive Officer of the Company (the “CEO”) shall from time-to-time reasonably request, and shall include assisting with facilitating any financial, strategic or other transition support that may be needed following his departure from the Company.  The Executive shall devote such amount of time to performance of the Services and work such hours as the CEO or the Board reasonably requests, but no more than approximately 20 hours per month through June 30, 2023, and thereafter, not more than approximately 10 hours of Services per month through December 31, 2023.  The Executive shall perform the Services to the best of the Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.  The Executive shall not engage in any other business activities that could reasonably be expected to conflict with the Executive’s ability to devote the time necessary to fulfill his duties, responsibilities and obligations hereunder.  The Executive shall also comply with all policies, rules and regulations of the Company applicable to consultants as well as all reasonable directives and instructions from the Board and the CEO.  To the fullest extent permitted by law, the Company will defend, indemnify and hold harmless the Executive from and against any and all liabilities, damages, losses, claims, demands, assessments, actions, causes of action and costs (including reasonable attorneys’ fees and expenses), arising out of or resulting from the Services.  For the avoidance of doubt, the Executive’s right to indemnification hereunder for the Services shall be in addition to any indemnification rights the Executive may have under the Company’s Articles of Incorporation, Bylaws, or separate directors and officers insurance policy, as described in Section 1 above.

4.Release of Claims.  The separation benefits described in Section 1(b)-(g) of this Agreement shall be conditioned on, and shall not be paid until, the Executive’s execution and non-revocation of a release of claims (the “Release”).  The Release shall be provided to the Executive prior to the Separation Date; provided that the Executive shall not execute the Release until the Separation Date occurs.  The Executive shall have 21 days to review and execute the Release and seven days thereafter by which to revoke the Release, in which case the separation benefits shall not be paid to the Executive.

5.Confidentiality and Non-Disparagement. The Executive agrees not to disclose the subject matter of this Agreement to any person other than his spouse, attorney, accountant or income tax preparer, or as otherwise required by law.  Except as required by law, listing exchange rule or regulation, the Company agrees not to disclose the subject matter of this Agreement to any person, other than to employees of the Company or its advisors that, in the Company’s reasonable discretion, have a need to know such terms.  The Executive and the Company each respectively agree that at no time will such party disparage, defame, impugn or otherwise damage or assail the reputation or integrity of the other party, (or with respect to the Company, any of its affiliates or related parties), or publish any material relating to the other party, either via audio or visual reproduction, or in writing, on the Internet, or any other public media.

6.Return of Company Property.

(a)	Except for specific items that the Company agrees that the Executive is entitled to retain following the Separation Date, the Executive represents and warrants that he has returned all property and information belonging to the Company, including but not limited to all files, documents, keys, credit cards, access cards, digital cameras, optical scanners, laptops and other Company-provided computer equipment, software and hardware, facsimile machines, cellular phones, vehicles, technical information, customer information, pricing information, intellectual property, confidential information, trade secrets, and any other property belonging to the Company, any of its affiliates or related parties, whether in written, tangible or electronic form, and whether on his home or portable computer or other electronic media.

The Executive understands that all rights to work product, discoveries, inventions, improvements, or innovations related to his employment (whether or not patentable, copyrightable, registerable as a trademark, or reduced to writing or an electronic format) that originated during his employment with the Company, either alone or with others and whether or not during working hours or by the use of the Company’s facilities, shall be the exclusive property of the Company.  The Executive acknowledges that all such work product has been maintained and still resides on the Company’s computer network and, upon the request of the Company, will be deleted from his home and/or portable computer equipment.  The Executive agrees to assign any and all rights to the Company relating to the above whenever requested.

7.Right of Offset.  If the Executive violates any obligation contained in this Agreement, the Company shall have the right, subject to applicable law, to offset against and deduct from any payments not yet made to him pursuant to this Agreement or that are otherwise payable to him by the Company, such amounts as the Company deems reasonable to compensate it, in whole or in part, for damages caused by a breach of this Agreement, in addition to all other rights and remedies available to the Company in law or equity.  The Executive acknowledges and agrees that in the event of such an offset or deduction, the mutual covenants in this Agreement plus the payments already made, if any, constitute sufficient consideration for this Agreement.

8.Confidentiality.  The Executive agrees that he will not divulge confidential Company and customer information that he has learned through his employment.  The Executive acknowledged this policy as written in the employee handbook.

9.Taxes.  The Executive is responsible for paying any taxes due on benefits received under this Agreement and agrees that the Company is to withhold all taxes it determines it is legally required to withhold.  For the avoidance of doubt, the separation benefits described in Section 1 of this Agreement will be reduced by all applicable federal, state and/or local withholding and/or payroll taxes payable by employees as required by law, including, but not necessarily limited to, the employee’s portion of FICA and Medicare taxes.  The Company will pay its share of all applicable federal, state and/or local withholding and/or payroll taxes payable by employers as required by law, including, but not necessarily limited to, the employer’s portion of FICA and Medicare taxes payable on such benefits.  The portion of the insurance premiums paid by the Company as described in Section 1(f) of this Agreement will be treated as taxable income to the Executive and reported on the Forms W-2 provided to the Executive.

10.Enforcement.  Either party shall have the right specifically to enforce this Agreement, except for provisions which subsequently may be held invalid or unenforceable, to obtain appropriate injunctive relief, and to recover money damages for its breach, including reasonable attorneys’ fees.

11.Acknowledgments.  The Executive represents that he has carefully read and fully understands all the provisions of this Agreement and that he is entering into this Agreement voluntarily.  He is hereby advised by the Company to consult with his attorney regarding this Agreement.

12.Entire Agreement.  This Agreement contains the entire agreement between the parties and may be modified only in a writing executed in the same manner as the original Agreement; and no agreements, representations, or statements of any party not contained herein shall be binding on such party.  If any provision of this Agreement is found to be unenforceable or invalid by a court of competent jurisdiction, that provision shall be severed and all other provisions shall remain in full force and effect.

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Agreed and acknowledged:

December 22, 2022	By:	/s/ Steven L. Childers
Date		Steven L. Childers

Consolidated Communications, Inc.
By:	/s/ J. Garrett Van Osdell
J. Garrett Van Osdell
Chief Legal Officer

Exhibit A

The Executive shall (i) accelerate and vest in the outstanding restricted stock awards (RSAs) and target number of performance stock awards (PSAs) listed in Column A; and (ii) forfeit as of the Separation Date the outstanding RSAs and PSAs listed in Column B:

				Column A	Column B
Year of Award	Type of Grant and Award Date	# of Shares Subject to Original Grant	# of Unvested Shares Currently Outstanding	# of Unvested RSAs and Target PSAs that will Accelerate and Vest	# of Unvested RSAs and Target PSAs that will be Forfeited
2020	RSA (3/2/20)	78,671	19,667	19,667	-
	PSA (3/2/20)*	86,538	86,936	86,936	-
2021	RSA (5/3/21)	80,386	40,192	20,097	20,095
	PSA (5/3/21)*	88,425	88,425	88,425	-
2022	RSA (3/7/22)	56,657	42,492	14,165	28,327
	PSA (3/7/22)	62,323	62,323	-	62,323
	TOTAL	453,300	340,035	229,290	110,745

*PSAs to vest at 100% of target.

For the avoidance of doubt, any RSAs or PSAs that are not listed above in Column A shall be forfeited to the Company.